Exhibit 99.1

NEWS RELEASE

EQT ESTABLISHES NEW RECORD AND PAYMENT DATES FOR PREVIOUSLY ANNOUNCED QUARTERLY CASH DIVIDEND

PITTSBURGH, PA (November 6, 2018) — EQT Corporation (NYSE: EQT), today, established new record and payment dates for the previously declared quarterly cash dividend of $0.03 per share, which was originally announced by EQT on October 10, 2018. The previously announced quarterly cash dividend of $0.03 per share is now payable on December 3, 2018, to shareholders of record at the close of business on November 21, 2018.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT owns the general partner interest and a 91% limited partner interest in EQGP Holdings, LP. EQGP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interest in EQM Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

Contact Information

EQT analyst inquiries please contact:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

bmclean@eqt.com

EQM Midstream Partners / EQGP Holdings analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqt.com

Media inquiries please contact:

Linda Robertson — Media Relations Manager

412.553.7827

lrobertson@eqt.com

Source: EQT Corporation